Exhibit 3.3

CERTIFICATE OF AMENDMENT TO
THE RESTATED CERTIFICATE OF INCORPORATION OF
VION PHARMACEUTICALS, INC.

VION PHARMACEUTICALS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY THAT:

FIRST: On October 21, 2008, by unanimous written consent of the Board of Directors of the Corporation pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, resolutions were duly adopted setting forth a proposed amendment of the Restated Certificate of Incorporation of the Corporation, as amended, declaring said amendment to be advisable and directing that said amendment be submitted to the stockholders of the Corporation for consideration. The proposed amendment to the Corporation’s Restated Certification of Incorporation is set forth below.

SECOND: The first paragraph of Article FOURTH of the Corporation’s Restated Certificate of Incorporation, as amended, is hereby amended and restated in its entirety as follows:

“FOURTH: Authorization, Designation and Amount. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 65,000,000 shares, consisting of (a) 60,000,000 shares of common stock, par value $.01 per share (the “Common Stock”) and (b) 5,000,000 shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”). The powers, terms, conditions, designations, preferences and privileges, relative, participating, optional and other special rights, and qualifications, limitations and restrictions, of the Preferred Stock shall be set forth in this Article FOURTH.”

THIRD: Pursuant to resolution of the Board of Directors, the proposed amendment was submitted to the stockholders of the Corporation for consideration at the annual meeting of stockholders held on December 10, 2008 and was duly adopted by the stockholders of the Corporation in accordance with the applicable provisions of Section 242 of the General Corporation Law of Delaware.

In Witness Whereof, the undersigned has signed this Certificate and affirms, under penalty of perjury that the Certificate is the act and deed of the Corporation and the facts stated herein are true.

Date: December 10, 2008

/s/ Alan Kessman
Alan Kessman
Chief Executive Officer